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                                     EXHIBIT 10.1

                    AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

                                 AMONG THE REGISTRANT

                     AND FIRST ALLIANCE/PREMIER BANCSHARES, INC.

                             DATED AS OF DECEMBER 19, 1996,

                                    AS AMENDED BY

                                AMENDMENT NO. 1 DATED

                               AS OF FEBRUARY 25, 1997

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                                 AMENDED AND RESTATED
                               STOCK PURCHASE AGREEMENT


                                    BY AND BETWEEN


                                    NET.B@NK, INC.

                                         AND

                       FIRST ALLIANCE/PREMIER BANCSHARES, INC.

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                                 AMENDED AND RESTATED
                               STOCK PURCHASE AGREEMENT


    THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 19th day of December, 1996, by and between NET.B@NK, INC. (the "Company"), a corporation organized and existing under the laws of the State of Georgia and FIRST ALLIANCE/PREMIER BANCSHARES, INC., a corporation organized and existing under the laws of the State of Georgia ("Bancshares").

                                       PREAMBLE

    WHEREAS, a majority of the entire Board of Directors of each of the Company and Bancshares have, respectively, approved and made this Agreement and authorized its execution; and

    WHEREAS, Bancshares is the sole shareholder of Premier Bank, F.S.B. ("Bank"); and

    WHEREAS, Bancshares anticipates that it will consolidate the operations of First Alliance Bank and Bank pursuant to a Purchase and Assumption Agreement; and

    WHEREAS, the Boards of Directors of the Company and Bancshares are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders; and

    WHEREAS, the stock purchase described herein is subject to regulatory approval and the satisfaction of certain other conditions described in this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                     ARTICLE ONE
                                     DEFINITIONS

    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

    1.1  "Agreement" shall mean this Stock Purchase Agreement.

    1.2  "Bancshares" shall mean First Alliance/Premier Bancshares,  Inc.

    1.3  "Bank" shall mean Premier Bank, F.S.B.

    1.4 "Bank Financial Statement" shall mean the financial statement of Bank described in Section 4.4 of this Agreement.

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    1.5  "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

    1.6 "Closing" shall mean the closing of the transactions contemplated hereunder which, unless the Parties otherwise agree, will take place on the Effective Date, as described in Section 3.1 of this Agreement.

    1.7 "Common Stock" shall mean the $8.00 par value common stock of the Bank.

    1.8 "Effective Date" shall mean the date and time on which the stock purchase contemplated by this Agreement becomes effective pursuant to the laws of the State of Georgia as defined in Section 3.2 of this Agreement.

    1.9 "ERISA" shall mean Public Law No. 93406, the Employee Retirement Income Security Act of 1974, as amended.

    1.10 Exhibits 1 and 2, inclusive, and the Schedules referenced herein, shall mean the respective Exhibits and Schedules so marked, each of which has been initialed for identification by an officer of the Company and an officer of the Bank, and bound sets of which have been delivered to the respective Parties. Such Exhibits and Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

    1.11 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

    1.12 "GAAP" shall mean generally accepted accounting principles.

    1.13 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.14 "OTS" shall mean the Office of Thrift Supervision.

    1.15 "Party" shall mean either the Company or Bancshares and "Parties" shall mean collectively the Company and Bancshares.

    1.16 "Previously Disclosed" shall mean information delivered prior to the date of this Agreement in the manner and to the counsel described in Section
11.7 of this Agreement and describing in reasonable detail the matters contained therein.

    1.17 "Purchase and Assumption Transaction" shall mean the transaction described in Section 9.12 hereof pursuant to an agreement substantially in the form of Exhibit 1 attached hereto.

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    1.18 "Regulatory Authorities" shall mean the applicable federal and state regulatory authorities.

    1.19 "Subsidiaries" or "Subsidiary" shall mean those corporations, associations or other entities of which the entity in question owns or controls 80% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 80% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure, any such entity which owns or operates an automatic teller machine interchange network or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.


                                     ARTICLE TWO

                                  PURCHASE OF STOCK

    2.1 TRANSFER OF CERTIFICATES. Subject to the terms and conditions of this Agreement, on the Effective Date Bancshares agrees to sell, assign, transfer and deliver all of the $8.00 par value common stock of the Bank (the "Common Stock") to the Company, and the Company agrees to purchase the Common Stock from Bancshares. The certificates representing the Common Stock shall be duly endorsed in blank, or accompanied by a stock power duly executed in blank, by Bancshares, with all necessary transfer tax and other revenue stamps, acquired at Bancshares' expense, affixed and cancelled. Bancshares agrees to cure at any time after closing, without further compensation, any deficiencies with respect to the endorsement of the certificates representing the Common Stock or with respect to the stock power accompanying such certificate.

    2.2 PURCHASE PRICE. In full consideration for the purchase by the Company of the Common Stock, the Company shall on the Effective Date (i) pay to Bancshares an amount in cash equal to the sum of the amount of the Bank's unimpaired capital at Closing plus $100,000, and (ii) transfer to Bancshares 833 shares of the common stock of the Company (the "Company Common Stock") valued at $120.00 per share which is the "agreed-upon" value of shares issued to certain of the Company's investors by the Company. For the purpose of this Agreement, the term "unimpaired capital" shall mean the sum of the Bank's paid in capital, capital surplus, retained earnings and allocation for loan and lease losses with respect to any loans and leases, immediately following consummation of the Purchase and Assumption Transaction.

    2.3 ANTI-DILUTION PROVISIONS. In the event that the Company changes the number of shares of the Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar recapitalization with respect to the Company Common Stock, the number of shares issued to Bancshares as described in Section 2.2 shall be proportionately adjusted.

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    2.4  DIRECTOR AND OFFICERS OF THE BANK.  Effective as of the Effective
Date, Bancshares shall deliver to the Company the resignations of all directors and officers of the Bank.


                                    ARTICLE THREE

                              CLOSING AND EFFECTIVE DATE

    3.1 TIME AND PLACE OF CLOSING. A Closing will take place at 11:00 a.m. on the Effective Date, or at such other time as the Parties may mutually agree.
The place of Closing shall be the offices of Bancshares at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, or at such other place as may be mutually agreed upon by the Parties.

    3.2 EFFECTIVE DATE. Upon the terms and subject to the conditions hereof, as soon as practicable after receipt of the requisite regulatory approvals following consummation of the Purchase and Assumption Transaction, but not later than March 31, 1997, the parties shall designate an Effective Date on which the Closing shall take place.


                                     ARTICLE FOUR

                     REPRESENTATIONS AND WARRANTIES OF BANCSHARES

    Bancshares hereby represents and warrants to the Company as follows:

    4.1 ORGANIZATION, STANDING AND AUTHORITY. The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in the States of the United States and jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified could have a material adverse effect upon the Bank, and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and businesses, and to execute and deliver this Agreement and perform its terms. The Bank is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The Bank has in effect all federal, state, local and foreign governmental authorization necessary for it to own or lease its properties and assets and to carry on its businesses as they are now being conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the financial condition or operations of the Bank.

    4.2  CAPITAL STOCK.

    (a) The authorized capital stock of the Bank consists of 1,000,000 shares of Common Stock, $8.00 par value, of which 320,550 shares are issued and outstanding as of the date of this Agreement. The Bank holds no shares of its Common Stock in its treasury. As of the date of

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this Agreement, the Bank has reserved no shares of its Common Stock for issuance to directors, officers and employees subject to options.

    (b) All of the issued and outstanding shares of the Bank's Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of the Bank's Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of the Bank. Except as set forth above, there are no shares of capital stock or other equity securities of the Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bank, or contracts, commitments, understandings or arrangements by which the Bank was or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

    4.3  AUTHORITY.

    (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancshares. This Agreement represents a legal, valid and binding obligation of Bancshares enforceable against Bancshares in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by Bancshares, nor the consummation by Bancshares of the transactions contemplated herein, nor compliance by Bancshares with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Bancshares' or the Bank's Articles of Incorporation or Bylaws, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Bancshares or the Bank, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which they are a party or by which they or any of their properties or assets may be subject, and that would, in any such events, have a material adverse effect on the financial condition or operations of the Bank or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in Section 9.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Bank or any of its properties or assets.

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    (c)  Other than (i) in connection or compliance with the provisions of applicable state corporate law, (ii) notices to, consents, authorizations, approvals, or exemptions required from the Regulatory Authorities and (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by the Bank of the transactions contemplated in this Agreement.

    4.4 FINANCIAL STATEMENT. The Bank has delivered to the Company prior to the execution of this Agreement the following financial statement (a copy of which is attached hereto as Exhibit 2) of the Bank (referred to herein, together with the footnotes thereto, as the "Bank's Financial Statement"): A pro forma balance sheet giving effect to the asset purchase transaction pursuant to the Purchase and Assumption Transaction referred to in Section 9.12 hereof.

    The Bank's Financial Statement (as of the date thereof) is in accordance with the books and records of the Bank, which are complete and accurate in all material respects and which have been maintained in accordance with sound and prudent business practices.

    4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Giving effect to the Purchase and Assumption Transaction, the Bank has no obligation or liability (contingent or otherwise) that has not been fully assumed by First Alliance Bank, except as disclosed in the Bank's Financial Statement.

    4.6 TAX MATTERS. All federal, state and local tax returns required to be filed by or on behalf of Bancshares, the Bank and any affiliated group (as defined in Section 1504 of the Internal Revenue Code) of which the Bank is a member have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ending on or before March 31, 1995, and all returns filed are complete and accurate to the best information and belief of Bancshares's management and the Bank's management. All taxes due on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to the Bank, except as reserved for in the Bank's Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid. No federal income tax returns for Bancshares, the Bank or any affiliated group (as defined in Section 1504 of the Internal Revenue Code) of which the Bank is a member have been audited by the Internal Revenue Service.

    4.7 LOANS. To the best knowledge and belief of management of the Bank, as of the date of this Agreement, each loan reflected as an asset of the Bank in the Bank's Financial Statement is the legal, valid and binding obligation of the obligor named therein, and no loan, is subject to any asserted defense, offset or counterclaim known to the Bank, except as disclosed on Schedule 4.7.

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    4.8  ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The allowance for possible loan losses shown on the Bank's Financial Statement is adequate in all material respects to provide for possible losses on the loans referred to in Section 4.7 (including accrued interest receivable) as of the date hereof.

    4.9  EMPLOYEE BENEFIT PLANS.

    (a) The Company does not adopt or assume, and shall have no obligation to adopt or assume, and shall have no liability whatsoever to the Bank, employees of the Bank, or any other person, with respect to any Benefit Plan (as hereinafter defined) currently maintained by, or contributed to, by the Bank, or by which the Bank is or ever has been bound, for the benefit of the Bank's employees, retirees, dependents, spouses, directors, independent contractors, leased employees or the beneficiaries of all such persons, whether arrived at through collective bargaining or otherwise, including, without limitation: (i) any retirement, profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock appreciation, pension, retainer, consulting, severance, welfare or incentive plan, agreement or arrangement, or (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites, including but not limited to benefits relating to Bank automobiles, clubs, seminars, vacations, parking, financial planning, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (iii) any employment agreement written or otherwise, or (iv) any "multiemployer plan" within the meaning of ERISA Section 3(37), or (v) any other "employee benefit plan" within the meaning of ERISA Section 3(3). For purposes of this Section 4.9, the term "Bank" includes all employers (whether or not incorporated) which are treated, together with the Bank, as a single employer by reason of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

    (b) First Alliance Bank or Bancshares shall furnish such notices and comply with such other requirements under the Bank's Benefit Plans regarding health continuation coverage for its employees as are imposed by state or federal law, including, without limitation, COBRA, ERISA, the Internal Revenue Code, and other statutes affecting health continuation coverage.

    (c) The Bank shall, prior to the Closing Date, take all actions necessary to properly terminate, as of the Closing Date, its participation in or sponsorship of the Bank's Benefit Plans, such action to include all necessary corporate authorizations, amendment of Benefit Plan documents, advance written notification to employee-participants (including, if applicable, a written notice under ERISA Section 204(h)), and filings with regulatory agencies, all as required by law and by such Benefit Plans. Employees of the Bank shall accrue no additional benefits under the Bank's Benefit Plans on or after the Closing Date. All employee benefits accrued up to and including the Closing Date under the Bank's Benefit Plans shall be the obligation of First Alliance Bank (or be reflected on the Bank's Financial Statement as liabilities).

    4.10 MATERIAL CONTRACTS. Except as otherwise reflected in the Bank's Financial Statement, neither the Bank, nor any of its assets, businesses or operations is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under, (i) any agreement, arrangement or commitment not cancelable by it without penalty other than agreements, arrangements or commitments to be fully assumed by First Alliance Bank pursuant to the Purchase and Assumption Transaction, (ii) any agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer, or (iii) any contract, agreement or understanding with any labor union.

    4.11 LEGAL PROCEEDINGS. Except as set forth below and except as related to normal foreclosure actions relating to collateral pledged to secure loans, there are no actions, suits or proceedings instituted or pending, or to the knowledge of the Bank's management, threatened (or unasserted but considered probable of assertion) against the Bank or against any properties, assets, interests, or rights of the Bank, that are reasonably expected to have either individually or in the aggregate a material adverse effect on the businesses, operations or financial condition of the Bank or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. The Bank is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

    4.12 REPORTS. Since the date the Bank commenced business, the Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Authorities and the Internal Revenue Service. Each of such reports and documents, including the financial statements, exhibits and schedules thereto, are responsive to applicable requirements and the instructions of the applicable form.

    4.13 STATEMENTS TRUE AND CORRECT. No representation or warranty made by the Bank nor any statement or certificate or instrument furnished as information which is Previously Disclosed or included in an Exhibit or Schedule by Bancshares or the Bank in connection with this Agreement nor any statement or certificate to be furnished by Bancshares or the Bank to the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by Bancshares or the Bank for inclusion in any documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that Bancshares or the Bank is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

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    4.14 REGULATORY APPROVALS.  Bancshares knows of no reason why the regulatory approvals required to be obtained in order to consummate the transactions contemplated hereunder and referred to in Section 9.5 of this Agreement should not be obtained without imposition of a condition or restriction of the type referred to in the last sentence of such Section.



                                     ARTICLE FIVE
                        COVENANTS AND AGREEMENTS OF BANCSHARES

    Bancshares hereby covenants and agrees with the Company as follows:

    5.1 CONDUCT OF BUSINESS; NEGATIVE COVENANTS. Unless contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, Bancshares covenants and agrees that it will not do or agree to commit to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld:

         (a)  Amend the Bank's Articles of Incorporation or Bylaws; or

         (b) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of the Bank's capital stock; or

         (c) Take any action whatsoever which would prevent it or the Bank from being able to consummate this Agreement in accordance with its terms and conditions.

    5.2 CONDUCT OF BUSINESS; AFFIRMATIVE COVENANTS. Unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, the Bank will operate its business only in the usual, regular and ordinary course; and take no action which would (i) adversely affect the ability of the Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in Section 9.5 of this Agreement, or (ii) adversely affect the ability of the Bank to perform its covenants and agreements under this Agreement.

    5.3 ADVERSE CHANGES IN CONDITION. Bancshares hereby agrees to give written notice promptly to the Company concerning any material adverse change in its condition from the date of this Agreement until the Effective Date that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants contained herein.

    5.4 COOPERATION. Bancshares hereby covenants and agrees to cooperate fully with the Company to provide such support, assistance and information to the Company as may be reasonably requested by it in connection with its application for all necessary approvals by public authorities, federal, state or local, in connection with the transactions contemplated hereby.

    5.5 INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Date, the Company may make or cause to be made such investigation, if any, of the business and properties of the Bank and of its financial and legal condition as the Company reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Bancshares agrees to furnish the Company and the Company's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as the Company shall from time to time reasonably request. No investigation by the Company shall affect the representations and warranties of Bancshares, and subject to Section 10.3 of this Agreement, each such representation and warranty shall survive any such investigation. The Company shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Bancshares concerning the Bank's businesses, operations and financial condition and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date, the Company shall promptly return all documents and copies thereof and all work papers containing confidential information received from Bancshares.

    5.6 REPORTS. Bancshares shall file and shall cause the Bank to file all reports required to be filed with the Regulatory Authorities by the Bank between the date of this Agreement and the Effective Date and shall deliver to the Company copies of all such reports promptly after the same are filed. The financial statements provided by the Bank will fairly present the financial position of the Bank as of the dates indicated and the results of operations and changes in financial position for the period then ended in accordance with GAAP applicable to banks applied on a consistent basis (subject in the case of interim financial statements to normal recurring year-end adjustments).

    5.7 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Date, Bancshares shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the Company and to report on the general status of the Bank's ongoing operations. Bancshares shall promptly notify the Company of any material change in (a) the normal course of the Bank's business, or (b) in the operation of its properties, and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation involving the Bank, and will keep the Company fully informed with respect to such events.

    5.8 CAPITAL STOCK. Without the prior written consent of the Company, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement,

Bancshares shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of Common Stock, or any other capital stock of the Bank, including any shares of capital stock held in the Bank's treasury, or any stock appreciation rights, or any option, warrant, conversion, or other right to purchase any such stock, or any security convertible into any such stock.

    5.9 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, Bancshares hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, but not limited to, the Purchase and Assumption Transaction referred to in Section 9.12 hereof.


                                     ARTICLE SIX
                     REPRESENTATIONS AND WARRANTS OF THE COMPANY

    The Company hereby represents and warrants to Bancshares as follows:

    6.1 ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified could have a material adverse effect upon the Company and its Subsidiaries on a consolidated basis, and has corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and businesses, and to execute and deliver this Agreement and perform its terms. The Company has in effect all federal, state, local and foreign governmental authorization necessary for it to own or lease its properties and assets and to carry on its businesses as they are now being conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries on a consolidated basis.

    6.2  AUTHORITY.

    (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by the Company or its Subsidiaries, nor the consummation by the Company or its Subsidiaries of the transactions contemplated herein, nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation, Articles of Association or Bylaws, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the Company, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries on a consolidated basis or the transactions contemplated hereby, or (iii) subject to receipt of the requisite approvals referred to in Section 9.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets.

    (c) Other than (i) in connection or compliance with the provisions of applicable state corporate law, (ii) consents, authorizations, approvals, or exemptions required from the Regulatory Authorities, and (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by the Company of the transactions contemplated in this Agreement.

    6.3 STATEMENTS TRUE AND CORRECT. No representation or warranty made by the Company nor any statement or certificate or instrument furnished as information which is Previously Disclosed or included in an Exhibit or Schedule in connection with this Agreement nor any statement or certificate to be furnished by the Company to Bancshares pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. None of the information supplied or to be supplied by the Company for inclusion in any documents to be filed with any

Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

    6.4 REGULATORY APPROVALS. The Company knows of no reason why the regulatory approvals referred to in Section 9.5 of this Agreement should not be obtained without imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                    ARTICLE SEVEN
                       COVENANTS AND AGREEMENTS OF THE COMPANY

    7.1 APPLICATIONS. The Company shall prepare and file, or shall cause to be prepared and filed, applications with the Regulatory Authorities seeking the requisite approvals necessary to consummate the transactions contemplated by this Agreement, and shall take such other steps and actions in furtherance thereof as it deems appropriate in order to be able to secure such approvals.

    7.2 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, the Company agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement. The Company shall use all reasonable efforts to obtain consents of (and agreements with) all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    7.3 ADVERSE CHANGES IN CONDITION. The Company hereby agrees to give written notice promptly to Bancshares concerning any material adverse change in its condition from the date of this Agreement until the Effective Date that might adversely affect the consummation of the transactions contemplated hereby, or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants contained herein.

    7.4 COOPERATION. The Company hereby covenants and agrees to cooperate fully with Bancshares to provide such support, assistance and information to Bancshares as may be reasonably requested by it in connection with its application for all necessary approvals of the Regulatory Authorities in connection with the transactions contemplated hereby.

    7.5 INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Date, Bancshares may make or cause to be made such investigation, if any, of the business and properties of the

Company and of its financial and legal condition as Bancshares reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. The Company agrees to furnish Bancshares and Bancshares' advisors with such financial and operating data and other information with respect to its businesses, properties, and employees as Bancshares shall, from time to time, reasonably request. No investigation by Bancshares shall affect the representations and warranties of the Company, and subject to Section 10.3 of this Agreement, each such representation and warranty shall survive any such investigation. Bancshares shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the Company concerning the Company's businesses, operations and financial condition and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date, Bancshares shall promptly return all documents and copies thereof and all work papers containing confidential information received from the Company.

    7.6 REPORTS. The Company shall file all reports required to be filed with the Regulatory Authorities between the date of this Agreement and the Effective Date and shall deliver to Bancshares copies of all such reports promptly after the same are filed.

    7.7 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Date, the Company shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of Bancshares and to report on the general status of the Company's ongoing operations. The Company shall promptly notify Bancshares of any material change in (a) the normal course of the Company's business, or (b) any operations of its properties, and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation involving the Company, and will keep Bancshares fully informed with respect to such events.


                                    ARTICLE EIGHT
                                ADDITIONAL AGREEMENTS

    8.1 PRESS RELEASES. Prior to the Effective Date, the Company and Bancshares shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby. All such press releases, announcements and other public disclosures must be reviewed in advance by the other Party prior to distribution; provided, however, that nothing in this Section 8.1 shall be deemed to prohibit any Party from making any disclosure after such consultation which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

                                     ARTICLE NINE
                  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

    The obligations of the Company and Bancshares to perform this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by the Party for whose benefit such condition exists pursuant to Section
11.5 of this Agreement:

    9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Party set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date, except for any such representations and warranties confined to a specified date, which shall be true and correct in all material respects as of such date.

    9.2 PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the covenants and agreements of each Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Date shall have been duly performed and complied with in all material respects.

    9.3 CERTIFICATES. Each of the Parties shall have delivered to the other a certificate, dated as of the Effective Date and signed on its behalf by its Chairman of the Board, or its President, and its Treasurer, Cashier or other principal, to the effect that (i) the conditions of its obligations set forth in
Section 9.1 and Section 9.2 of this Agreement have been satisfied, and (ii) with respect to each of the Parties, that there has been no material adverse change in the financial condition or results of operations of either Party from that reflected on the most recent financial statements referred to in Section 4.4, all in such reasonable detail as the other Party shall request.

    9.4  CORPORATE AUTHORIZATION.   All action necessary to authorize the
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Parties. Each Party shall have furnished to the other certified copies of resolutions duly adopted by such Party's Board of Directors evidencing the same.

    9.5 CONSENTS AND APPROVALS. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for consummation of the transactions contemplated hereby and for the preventing of any termination of any right, privilege, license or agreement of either Party which, if not obtained or made, would have a material adverse impact on the financial condition or results of operation of such Party, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which the Bank is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless waived by the Company in accordance with
Section 11.5 of this Agreement. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner which in the judgment of the Board of Directors of all Parties would make it impractical to consummate the transactions contemplated hereby.

    9.6 LEGAL PROCEEDINGS. No action, proceeding or any restrictive orders shall have been instituted or issued by any governmental authority or to the knowledge of the Parties threatened by any governmental authority seeking to restrain the consummation of the transactions contemplated by this Agreement which, in the opinion of the Board of Directors of the Company or Bancshares, render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

    9.7 MATERIAL ADVERSE CHANGE. There shall have been no determination by the Board of Directors of any Party that the transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension of trading on the New York Stock Exchange shall have occurred. At the Effective Date, the Assets and Liabilities and unimpaired capital of the Bank shall be identical in nature and amount to the figures shown on the Bank's Financial Statement.

    9.8 INDEMNIFICATION BY BANCSHARES. Bancshares shall indemnify and hold harmless the Company and each of their directors, officers, agents and successors and assigns against all losses, damages and expenses (including reasonable attorneys' fees), caused by or arising out of (i) any breach or default in the performance by Bancshares of any covenant or agreement of Bancshares contained in this Agreement, (ii) any breach of any warranty or material misrepresentation made by Bancshares herein or in any schedule attached hereto or in any certificate or other instrument delivered by or on behalf of Bancshares pursuant hereto which relates to a warranty which pursuant to Section
10.3 survives the Closing, (iii) any liability of the Bank for taxes attributable to any period or portion thereof that ends on or before the Effective Date, and (iv) any liability for taxes of any affiliated group (as defined in Section 1504 of the Internal Revenue Code) of which the Bank is a member that are assessed against the Bank (or any successor by merger thereof or any deemed purchaser of the assets of the Bank pursuant to Treas. Reg. Section 1.1502-6, by contract, as transferee or successor, or otherwise, and (v) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) whatsoever not expressly included and identified by nature and amount in the liabilities section of the Bank's Financial Statement caused by or arising out of any business or activities of the Bank prior to the Effective Date. The party to be indemnified hereunder shall give to the indemnifying party prompt written notice of the assertion of any third-party claim which might give rise to an indemnification obligation hereunder and the indemnifying party may undertake the defense thereof by representatives chosen by it, but acceptable to the indemnified party, which acceptance shall not be unreasonably withheld. If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend, the indemnified party will have the right to undertake the defense, and compromise or settle any such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination. Notwithstanding the foregoing, if there is a reasonable probability that a claim may materially and adversely affect the indemnified party, other than as a result of money damages or other payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to defend, compromise or settle such claim.

    9.9 INDEMNIFICATION BY COMPANY. The Company shall indemnify and hold harmless Bancshares and each of its directors, officers, agents and successors and assigns against all losses, damages and expenses (including reasonable attorneys' fees), caused by or arising out of (i) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement or (ii) any breach of any warranty or any material misrepresentation made by the Company herein or in any schedule attached hereto or in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto which relates to a warranty which pursuant to Section
10.3 survives the Closing. The party to be indemnified hereunder shall give to the indemnifying party prompt written notice of the assertion of any third-party claim which might give rise to an indemnification obligation hereunder and the indemnifying party may undertake the defense thereof by representatives chosen by it, but acceptable to the indemnified party, which acceptance shall not be unreasonable withheld. If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend, the indemnified party will have the right to undertake the defense, and compromise or settle any such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination. Notwithstanding the foregoing, if there is a reasonable probability that a claim may materially or adversely affect the indemnified party, other than as a result of monetary damages or other payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to defend, compromise or settle such claim.

    9.10 RELOCATION OF BANK HEADQUARTERS. Receipt by the Bank of regulatory approval from the OTS for the relocation of its headquarters from Acworth, Georgia, to Columbia, South Carolina.

    9.11 PURCHASE AND ASSUMPTION. The Bank and First Alliance Bank shall have entered into and shall, prior to or contemporaneously with the Closing hereof, consummate the Purchase and Assumption Transaction pursuant to an agreement substantially in the form of Exhibit 1 attached hereto, as a result of which the financial position of the Bank will conform to the Bank Financial Statement referred to in Section 4.4 hereof.

    9.12 SUBSCRIPTION BY BANCSHARES. Bancshares shall have executed a subscription agreement for 833 shares of the Company Common Stock at the time of the Closing of this Agreement on terms and conditions mutually satisfactory to Bancshares and the Company.

                                     ARTICLE TEN
                                     TERMINATION

    10.1 TERMINATION. This Agreement may be terminated in any of the following ways:

    (a) By a vote of a majority of the Board of Directors of the Company or Bancshares in the event of a material breach by another Party of any representation, warranty, covenant or agreement contained herein which cannot be cured at or prior to the Effective Date; or

    (b) By a vote of a majority of the Board of Directors of the Company or Bancshares in the event that the stock purchase described herein shall not have been consummated by March 31, 1997, which date may be extended upon the mutual agreement of the Parties; or

    (c) By a vote of a majority of the Board of Directors of the Company or Bancshares in the event any approval of any governmental or other Regulatory Authority required for consummation of the transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal.

    10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of Sections 5.5, 7.5 and 11.1 of this Agreement shall survive any such termination and abandonment.

    10.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Date except Sections 2.1, 4.1, 4.3, 4.13, 6.1, 6.2, 6.3, 9.8, 9.9, 11.1 and 11.2 of this Agreement. The representations, warranties, obligations, covenants and agreements of the Parties (a) under Sections 2.1, 11.1 and 11.2 of this Agreement shall survive only for a period of six months following the Closing, (b) under Sections 4.1 and 6.1 shall survive only for a period of three years following the Closing, and (c) under the remaining Sections shall survive only for the period during which a claim which serves as a basis for an asserted misrepresentation or, where applicable, a breach of warranty, obligation, covenant or agreement could be brought as an action under applicable law.


                                    ARTICLE ELEVEN
                                    MISCELLANEOUS

    11.1 EXPENSES. Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

    11.2 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either the Company or Bancshares, as the case may be, agrees to indemnify and hold the other Party harmless of and from any such claim.

    11.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereunder, and this Agreement supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    11.4 AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties upon the approval of the Boards of Directors of each of the Parties.

    11.5 WAIVERS. Prior to or on the Effective Date, the Company shall have the right to waive any default in the performance of any term of this Agreement by Bancshares, to waive or extend the time for the compliance or fulfillment by Bancshares of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Effective Date Bancshares shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Bancshares under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

    11.6 NO ASSIGNMENT. None of the Parties may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other Party.

    11.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by facsimile transmission or by registered or certified mail, postage prepaid, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         COMPANY:
              Donald S. Shapleigh, Jr.
              President
              7000 Peachtree Dunwoody Road
              Building 10, Suite 300
              Atlanta, GA  30328

         Copy to Counsel:
              Walter G. Moeling, IV, Esq.
              Powell, Goldstein, Frazer & Murphy
              Sixteenth Floor
              191 Peachtree Street, N.E.
              Atlanta, GA  30303


         BANCSHARES:
              Darrell D. Pittard
              Chairman of the Board and Chief Executive Officer
              2180 Atlanta Plaza
              950 East Paces Ferry Road
              Atlanta, GA  30326

         Copy to Counsel:
              Steven S. Dunlevie, Esq.
              Womble Carlyle Sandridge & Rice, PLLC
              Suite 700
              1275 Peachtree Street, N.E.
              Atlanta, GA  30309

    11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia except to the extent federal law shall be applicable.

    11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers hereunto duly authorized, all as of the day and year first above written.

                                  COMPANY:

                                  NET.B@NK, INC.


                                  By:  /s/ Donald S. Shapleigh, Jr.
                                     -------------------------------------

                                  Print Name: Donald S. Shapleigh, Jr.
                                             -----------------------------

Attest:

/s/ Mary E. Johnson
-----------------------------------
Secretary

[CORPORATE SEAL]


                                  FIRST ALLIANCE/PREMIER
                                  BANCSHARES, INC.


                                  By:  /s/ Darrell D. Pittard
                                     -------------------------------------

                                  Print Name: Darrell D. Pittard
                                             -----------------------------

Attest:

/s/ Barbara J. Burtt
-----------------------------------
Secretary

[CORPORATE SEAL]

                                  FIRST AMENDMENT TO
                   AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

     This FIRST AMENDMENT (the "Amendment") to the Amended and Restated Stock Purchase Agreement (the "Agreement"), dated as of December 19, 1996, by and between NET.B@NK, Inc. (the "Company") and PREMIER BANCSHARES, INC. (formerly known as First Alliance/Premier Bancshares, Inc., "Bancshares") is entered into and made effective as of February 25, 1997. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

     WHEREAS, the parties hereto desire to amend the Agreement for the purpose of extending the termination date and modifying the amount of consideration the Company will pay to Bancshares.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Bancshares agree to amend the Agreement as follows:

     1. Section 2.2 of the Agreement is hereby amended by deleting the existing Section 2.2 thereof in its entirety and substituting in lieu thereof the following new Section 2.2:

     2.2 PURCHASE PRICE. In full consideration for the purchase by the Company of the Common Stock, the Company shall on the Effective Date
   (i) pay to Bancshares an amount in cash equal to the sum of the Bank's unimpaired capital at closing, and (ii) transfer to Bancshares 1,250 shares of the common stock of the Company (the "Company Common Stock") valued at $115.00 per share, which is the "agreed-upon" value of shares issued to certain of the Company's investors by the Company and is equal to not less than one and one-half percent (1.50%) of the Company Common Stock issued and outstanding as of February 25, 1997. For the purpose of this Agreement, the term "unimpaired capital" shall mean the sum of the Bank's paid in capital, capital surplus, retained earnings, and allocation for loan and lease losses with respect to any loans and leases, immediately following consummation of the Purchase and Assumption Transaction.

     2. Section 3.2 of the Agreement is hereby amended to extend the expiration of the permissible Effective Date to May 31, 1997.

     3. Section 9.12 of the Agreement is hereby amended to increase the number of shares referenced in the subscription agreement required of Bancshares to 1,250 of the Company Common Stock.

     4. Section 10.1(b) of the Agreement is hereby amended to extend the termination of the Agreement to May 31, 1997.

     5. Section 11.1 is hereby amended to provide at the end of Section 11.1 an additional sentence which provides as follows: "Notwithstanding anything contained herein to the contrary, the Company shall pay to Bancshares an amount in cash equal to $150,000.00 for the purpose of reimbursing Bancshares for its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, $30,000.00 of which shall be non-refundable and due and payable upon execution hereof and the remaining $120,000.00 shall be due and payable on the Effective Date."

     6. Except as hereinabove amended, the Agreement shall remain otherwise in full force and effect.

     7. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers hereunto duly authorized all as of the day and year first above written.

                                       NET.B@NK, INC.

Attest:

                                             /s/ D.R. Grimes
                                       By: ------------------------------------
                                           D.R. Grimes, Chief Executive Officer
/s/ Mary E. Johnson
------------------------------------
Secretary

          [CORPORATE SEAL]

                                       PREMIER BANCSHARES, INC.

Attest:

                                            /s/ Darrell D. Pittard
                                       By: ------------------------------------
                                           Darrell D. Pittard, Chairman of the
                                           Board and Chief Executive Officer
/s/ Barbara J. Burtt
------------------------------------
Secretary

          [CORPORATE SEAL]

                          PURCHASE AND ASSUMPTION AGREEMENT

                                       BETWEEN

                                 PREMIER BANK, F.S.B.

                                      AS SELLER

                                         AND

                                 FIRST ALLIANCE BANK

                                     AS PURCHASER



                                       EXHIBIT 1

                          PURCHASE AND ASSUMPTION AGREEMENT

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                      SECTION 1
                                    DEFINED TERMS
1.1   Defined Terms.........................................................  1

                                      SECTION 2
                                  TRANSFER OF ASSETS
2.1   Assets Sold...........................................................  2
2.2   Documents of Transfer.................................................  2
2.3   Breaches with Third Parties...........................................  3
2.4   Payments Accepted After the Closing...................................  3

                                      SECTION 3
                   ASSUMPTION OF ACQUIRED DEPOSITS AND LIABILITIES
3.1   Acquired Deposits.....................................................  3
3.2   Overdrafts............................................................. 3
3.3   Documentation of Assumption............................................ 3
3.4   Assumption Subject to Certain Terms...................................  4
3.5   Payment of Items by the Seller After Closing..........................  4
3.6   Payment of Items by the Purchaser After Closing.......................  4
3.7   Transfer of Credits by the Seller.....................................  4
3.8   The Seller Not Liable to Pay..........................................  4
3.9   The Purchaser Responsible for Returned Items..........................  4
3.10  Acquired Liabilities..................................................  4

                                      SECTION 4
                                 ASSUMPTION OF RISKS
4.1   Insurance Policies..................................................... 4
4.2   Persons and Property................................................... 4

                                      SECTION 5
                            PURCHASE PRICE AND SETTLEMENT
5.1   Purchase Price........................................................  5
5.2   Payment of Acquired Deposits and Assumption of
      Acquired Liabilities by the Seller....................................  5
5.3   Preliminary Settlement................................................  5
5.4   Final Settlement....................................................... 5
5.5   Interest Paid and Earned as of the Closing Date........................ 5

                                                                            Page
                                                                            ----
                                      SECTION 6
           ACCESS TO THE BRANCHES' PROPERTIES AND RECORDS AND DUE DILIGENCE
6.1   Access and Confidential Treatment.....................................  6
6.2   The Purchaser's Due Diligence.........................................  6
6.3   Recordkeeping and Access Following the Closing........................  6

                                      SECTION 7
                       REPRESENTATIONS AND WARRANTIES OF SELLER
7.1   Corporate Organization................................................. 6
7.2   Corporate Authority to Carry On Business............................... 6
7.3   Corporate Authority to Enter into this Agreement....................... 6
7.4   Execution and Delivery; Enforceability................................. 6
7.5   Status of the Acquired Deposits.......................................  7
7.6   Status of the Purchased Loans.........................................  7
7.7   Status of the Purchased Securities..................................... 7
7.8   No Violations.......................................................... 7
7.9   No Adverse Litigation.................................................. 7
7.10  Limitations of Warranties.............................................  8

                                      SECTION 8
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER
8.1   Corporate Organization................................................. 8
8.2   Corporate Authority to Carry On Business............................... 8
8.3   Corporate Authority to Enter this Agreement............................ 8
8.4   Execution and Delivery; Enforceability................................. 8
8.5   No Violations.......................................................... 8
8.6   No Adverse Litigation.................................................. 8

                                      SECTION 9
                        ADDITIONAL UNDERTAKINGS OF THE SELLER
9.1   Conduct of Business Pending Closing...................................  9
9.2   Documentation at the Closing and Further Assurances.................... 9

                                      SECTION 10
                       ADDITIONAL UNDERTAKINGS OF THE PURCHASER
10.1  The Purchaser's Contact with Customers................................. 9
10.2  Regulatory Filings.................................................... 10

                                      SECTION 11
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER
11.1  Representations and Warranties True................................... 10

                                                                            Page
                                                                            ----

11.2  Obligations Performed................................................. 10
11.3  Certificate of Compliance............................................. 10
11.4  No Adverse Litigation................................................. 10
11.5  Regulatory Approvals.................................................. 10

                                      SECTION 12
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER
12.1  Representations and Warranties True................................... 10
12.2  Obligations Performed................................................. 11
12.3  Certificate of Compliance............................................. 11
12.4  No Adverse Litigation................................................. 11
12.5  Regulatory Approvals.................................................. 11

                                      SECTION 13
                                     THE CLOSING
13.1  Time and Place........................................................ 11

                                      SECTION 14
                                     TERMINATION
14.1  Methods of Termination................................................ 11
14.2  Procedure Upon Termination............................................ 12
14.3  Automatic Termination................................................. 12

                                      SECTION 15
                                    MISCELLANEOUS
15.1  Entire Agreement...................................................... 12
15.2  Modifications and Waivers............................................. 12
15.3  No Broker or Finder................................................... 12
15.4  No Survival of Representations and Warranties......................... 12
15.5  Binding Effect........................................................ 12
15.6  Counterparts.......................................................... 12
15.7  Expenses.............................................................. 12
15.8  Notices............................................................... 12
15.9  Time of the Essence................................................... 13
15.10 Governing Law......................................................... 13
15.11 Headings.............................................................. 13
15.12 Severability.......................................................... 13
15.13 Public Announcements.................................................. 13
15.14 Assignability......................................................... 13

                                                                           Page
                                                                           ----
Schedule A    -    Loans to be Acquired by Net.B@nk (Whereas Clause)
Schedule B    -    Other Assets to be Acquired by Net.B@nk (Whereas Clause)
Schedule C    -    Deposits and Other Liabilities to be Acquired by Net.B@nk
                   (Whereas Clause)



Exhibit A     -    Assumption of Liabilities (Section 3.3)
Exhibit B-1   -    Preliminary Settlement Statements (Section 5.3)
Exhibit B-2   -    Final Settlement Statement (Section 5.4)
Exhibit C     -    Seller's Compliance Certificate (Section 11.3)
Exhibit D     -    Purchaser's Compliance Certificate (Section 12.3)
Exhibit E     -    Notices (Section 15.8)

                          PURCHASE AND ASSUMPTION AGREEMENT

   This Purchase and Assumption Agreement (the "Agreement") is made and entered into as of the 19th day of December, 1996 between PREMIER BANK, F.S.B. (the "Seller" or "Premier"), a federal savings bank organized under the laws of the United States, and FIRST ALLIANCE BANK (the "Purchaser" or the "Bank"), a commercial bank organized under the laws of the State of Georgia:

   WHEREAS, pursuant to that certain Amended and Restated Stock Purchase Agreement, of even date herewith, between Net.B@nk, Inc. ("Net.B@nk") and First Alliance/Premier Bancshares, Inc. ("Bancshares"), the sole shareholder of the Seller, Net.B@nk has agreed to purchase all of the outstanding common stock of Seller now owned by Bancshares;

   WHEREAS, the (a) loans, (b) other assets and (c) deposits and other liabilities which will be owned by Seller when it is acquired by Net.B@nk are set forth on SCHEDULES A, B AND C, respectively;

   WHEREAS, the Bank, as Purchaser, has agreed to purchase and assume, and the Seller has agreed to sell, all of Premier's assets and liabilities which are not being acquired by Net.B@nk as a result of its acquisition of the stock of Premier;

   NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      SECTION 1
                                    DEFINED TERMS

   1.1 DEFINED TERMS. The following terms used in this Agreement shall have the meanings specified below:

         (a) "Acquired Deposits" means all of the deposit liabilities of Seller which are not to be acquired by Net.B@nk and which the Purchaser shall assume at the Closing and shall also include Seller's routing and transit number which is #261191363.

         (b) "Acquired Liabilities" means all of the liabilities, contingent or otherwise, of Seller, however created or arising, other than the Acquired Deposits and the liabilities to be owned by Net.B@nk which are set forth on Exhibit C.

         (c)  "Branches" shall mean the offices of Seller.

         (d) "Closing" means the closing of the purchase of the assets and assumption of liabilities of the Branches, and "Closing Date" means the date on which the Closing takes place.

         (e) "Fixed Assets" means the Furniture, Fixtures and Equipment (as defined below) and the Real Property (as defined below) which the Purchaser shall purchase at Closing.

         (f) "Furniture, Fixtures and Equipment" means the furniture, fixtures and equipment in the Branches and elsewhere (including safe deposit boxes), together with any manufacturers' warranties which are assignable and are in effect, none of which are to be acquired by Net.B@nk, and all of which the Purchaser shall purchase at the Closing.

         (g)  "Purchased Assets" shall have the meaning set forth in Section
2.1.

         (h) "Purchased Loans" means all of the loans of Seller which are not to be acquired by Net.B@nk and which the Purchaser shall purchase at the Closing.

         (i) "Purchased Securities" means all of the securities of Seller, which are not to be acquired by Net.B@nk and which the Purchaser shall purchase at the Closing.

         (j) "Real Property" means the real property and improvements located thereon at the Branches, together with all easements and appurtenances belonging thereto, and all intangible rights, licenses and permits pertaining thereto or to the use thereof, which the Purchaser shall purchase at the Closing.

         (k) "Schedules" referenced herein shall mean the Schedules so marked, each of which has been initialed for identification by an officer of the Purchaser, the Seller and Net.B@nk, and bound sets of which have been delivered to the Seller, the Purchaser and Net.B@nk. Such Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and in any other related instrument or document without being attached hereto.

                                      SECTION 2
                                  TRANSFER OF ASSETS

   2.1 ASSETS SOLD. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall transfer, convey, assign and deliver to the Purchaser (without recourse, except as specifically provided in Section 3 and otherwise herein) the following assets (the Purchased Assets):

         (a)  The Purchased Loans and the Purchased Securities;

         (b)  All of the Seller's right, title and interest in the Fixed
Assets;

         (c)  All of the cash on hand at the Branches as of the Closing Date;
and

         (d) All intangible assets, including, without limitation, all rights to the name "Premier" and to the Premier Bank routing and transit number.

   2.2 DOCUMENTS OF TRANSFER. The sale, transfer, assignment and delivery of the Purchased Assets shall be effected by the execution and delivery by the Seller to the Purchaser of general warranty deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Seller and the Purchaser. At the Closing, the Seller shall take steps necessary to put the Purchaser in possession and operating control of the Purchased Assets, and shall deliver keys, combinations, codes and other necessary access devices and information relating to the Branches. Good and marketable fee simple title to the Real Property shall be conveyed. The Seller shall cause all deeds to secure debt and other liens encumbering title to the Real Property to be paid in full and cancelled of record at or before the Closing; in the event the Seller fails to do so, the Purchaser may, at its option (without obligation) cause the same to be paid and released of record, and the Purchaser shall receive a credit against the Purchase Price for all amounts expended in connection therewith.

   2.3 BREACHES WITH THIRD PARTIES. Nothing in this Agreement shall constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Purchaser or the Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller shall cooperate with the Purchaser in any arrangement desired to provide for the benefits under any such claims, contracts, licenses, leases, commitments, sales orders or purchase orders, including enforcement at the cost and for the benefit of the Purchaser of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Any transfer or assignment to the Purchaser or the Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

   2.4 PAYMENTS ACCEPTED AFTER THE CLOSING. The Seller shall forward promptly to the Purchaser:

         (a) Any payments (properly endorsed without recourse as necessary) which are accepted by it on or after the Closing Date that relate in any way to the Purchased Loans and to provide sufficient information so that any such payments may be properly applied; and

         (b) Any notices or other correspondence which are received on or after the Closing Date that relate in any way to the Purchased Loans.


                                      SECTION 3
                   ASSUMPTION OF ACQUIRED DEPOSITS AND LIABILITIES

   3.1 ACQUIRED DEPOSITS. At the Closing, the Purchaser shall assume and agree to pay and discharge the Acquired Deposits. No assurance can be given by the Seller that the present deposit customers of the Branches shall become or continue to be customers of the Purchaser, the same being at the sole discretion of the customers.

   3.2 OVERDRAFTS. If any of the accounts which comprise the Acquired Deposits are overdrawn as of the Closing, the Purchaser shall assume such accounts without recourse to the Seller and shall pay the Seller the amount of the overdrafts for those overdrawn accounts assumed.

   3.3 DOCUMENTATION OF ASSUMPTION. At the Closing, the Purchaser shall deliver to the Seller an undertaking substantially in the form of EXHIBIT A, attached hereto and made a part hereof, under which the Purchaser shall assume and agree to discharge and pay the Acquired Deposits and the Acquired Liabilities.

   3.4 ASSUMPTION SUBJECT TO CERTAIN TERMS. The Acquired Deposits being assumed by the Purchaser pursuant to this Section shall be assumed in accordance with the terms and conditions of the contracts of deposit and the laws, rules and regulations applicable thereto.

   3.5 PAYMENT OF ITEMS BY THE SELLER AFTER CLOSING. If, subsequent to the assumption of Acquired Deposits pursuant to this Section, the Seller shall honor any properly drawn check or withdrawal from a transferred account, the Purchaser shall pay to the Seller any moneys so paid by the Seller to or for the benefit or account of the said depositor but not in excess of collected funds in the depositor's account.

   3.6 PAYMENT OF ITEMS BY THE PURCHASER AFTER CLOSING. The Purchaser agrees that it shall pay all properly drawn checks, drafts and withdrawal orders drawn by the account holders of the depository accounts of customers of the Seller assumed hereunder, to the extent that the collected balance of the account is sufficient to permit payment thereof. The Purchaser will promptly forward to the Seller (or its successor) any checks received by the Purchaser drawn by the account holders of the depository accounts of customers of the Seller not assumed hereunder for a period of 30 days following the Closing.

   3.7 TRANSFER OF CREDITS BY THE SELLER. The Seller agrees that it shall transfer to the Purchaser any deposits accepted by it after the Closing Date for credit to transferred accounts, but the Seller shall be under no obligation to accept such deposits.

   3.8 THE SELLER NOT LIABLE TO PAY. In the event any deposit customer (whose account has been transferred from the Seller to the Purchaser with the Branches) instead of accepting the obligation of the Purchaser to pay the deposit liabilities assumed, shall demand payment for all or any part of any such assumed deposit liabilities, the Purchaser shall be liable or responsible for making such payment.

   3.9 THE PURCHASER RESPONSIBLE FOR RETURNED ITEMS. The Purchaser shall pay promptly to the Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Closing Date which are returned to the Seller after the Closing Date.

   3.10 ACQUIRED LIABILITIES. At the Closing, the Purchaser shall assume and agree to pay and discharge the Acquired Liabilities.

                                      SECTION 4
                                 ASSUMPTION OF RISKS

   4.1   INSURANCE POLICIES.   Effective on the Closing Date, the Seller shall
discontinue its insurance coverage currently maintained in connection with the Branches. The Purchaser shall be responsible for all casualty and liability insurance protection for the Branches' premises and the activities conducted there as of the Closing Date.

   4.2 PERSONS AND PROPERTY. As of the Closing Date, the Seller shall discontinue providing the security for persons and property in and around the Branches' premises it may have provided previous to the Closing Date.

                                      SECTION 5
                            PURCHASE PRICE AND SETTLEMENT

   5.1 PURCHASE PRICE. The purchase price to be paid by the Purchaser to the Seller at the Closing for the Purchased Assets shall be (a) an amount equal to the outstanding principal balance of the Purchased Loans plus the accrued and unpaid interest on the Purchased Loans, (b) the fair market value of the Purchased Securities as of the day immediately preceding the Closing Date,(c) the book value of the Fixed Assets, and (d) any cash on hand at the Branches (the "Purchase Price").

   5.2 PAYMENT OF ACQUIRED DEPOSITS AND ASSUMPTION OF ACQUIRED LIABILITIES BY THE SELLER.

         (a) The deposit liabilities to be paid by the Seller to the Purchaser at the Closing shall be an amount equal to the aggregate principal balance of the Acquired Deposits and accrued interest thereon less the aggregate amount of overdrafts for any overdrawn accounts assumed by the Purchaser at the Closing pursuant to Section 3.2 of this Agreement.

         (b) The Acquired Liabilities to be assumed by the Purchaser at the Closing shall be valued at an amount equal to the amount of the Acquired Liabilities shown on the Premier balance sheet on the Closing Date.

         (c) The Seller shall deduct the Purchase Price to be paid to it by the Purchaser pursuant to Section 5.1 of this Agreement from the amount provided for in Section 5.2(a) hereof and shall pay such net amount by wire transfer of funds to the Purchaser. Such wire transfer of funds shall be received by the Purchaser by noon of the next business day following the Closing Date.

   5.3 PRELIMINARY SETTLEMENT. The amount of cash to be received by and from the Purchaser at the Closing shall be calculated in accordance with Section 5.1 and Section 5.2 of this Agreement and the Preliminary Settlement Statement attached hereto and made a part hereof as EXHIBIT B-1. At the Closing, the Seller shall deliver to the Purchaser a copy of the Preliminary Settlement Statement set forth as EXHIBIT B-1 hereto which shall set forth the computation of the cash due to or from the Seller.

   5.4 FINAL SETTLEMENT. Not more than thirty (30) calendar days following the Closing Date, the parties shall make a final settlement by making any pro rata adjustments provided for in Section 5.5 of this Agreement. Such calculations shall be set forth on the Final Settlement Statement attached hereto and made a part hereof as EXHIBIT B-2.

   5.5 INTEREST PAID AND EARNED AS OF THE CLOSING DATE. All of the accrued but unpaid interest earned on the Purchased Loans on the Closing Date shall be paid by the Purchaser to the Seller and all of the accrued but unpaid interest earned on the Acquired Deposits or owing on any of the Acquired Liabilities on the Closing Date shall be paid by the Seller to the Purchaser. Following the Closing Date, all of the interest earned on the Purchased Loans shall be paid to the Purchaser and all of the interest paid on the Acquired Deposits shall be the obligation of the Purchaser.

                                      SECTION 6
           ACCESS TO THE BRANCHES' PROPERTIES AND RECORDS AND DUE DILIGENCE

   6.1 ACCESS AND CONFIDENTIAL TREATMENT. From and after the date of this Agreement until the Closing, the Seller shall afford to the agents and representatives of the Purchaser full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, information and materials (including market surveys) relating to the Branches, the Purchased Loans and the Acquired Deposits, and the Seller shall furnish representatives of the Purchaser during such period with all such information concerning the affairs of the Branches as the Purchaser may reasonably request.

   6.2 THE PURCHASER'S DUE DILIGENCE. The Purchaser shall have the right to conduct in good faith a due diligence investigation concerning the Branches, the Acquired Deposits and the Purchased Assets and to satisfy itself that such matters are not materially and adversely different from the facts and conditions represented by the Seller.

   6.3 RECORDKEEPING AND ACCESS FOLLOWING THE CLOSING. The Purchaser shall preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records delivered to the Purchaser at the Closing with the Branches for the joint benefit of itself and the Seller, and it shall permit the Seller or its representatives, at any reasonable time and at the Seller's expense to inspect, make extracts from or copies of, any such files, books of account or records as the Seller shall deem reasonably necessary. Following the Closing, the Seller shall permit the Purchaser or its representatives, at any reasonable time and at the Purchaser's expense to inspect, make extracts from or copies of any nonconfidential files, books of account or records in the Seller's possession containing information concerning the Branches, the Acquired Deposits and the Purchased Loans.

                                      SECTION 7
                       REPRESENTATIONS AND WARRANTIES OF SELLER

   Except as disclosed in writing by the Seller to the Purchaser and acceptable to the Purchaser, the Seller represents and warrants to the Purchaser as follows:

   7.1 CORPORATE ORGANIZATION. The Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States.

   7.2 CORPORATE AUTHORITY TO CARRY ON BUSINESS. The Seller has the requisite corporate power and authority to carry on its business as the same is now being conducted.

   7.3 CORPORATE AUTHORITY TO ENTER INTO THIS AGREEMENT. The Seller has the requisite corporate power and authority to enter into and to perform this Agreement and the transactions contemplated by this Agreement, and to sell, transfer, assign and deliver the Purchased Assets to the Purchaser and to vest in the Purchaser good and marketable title to the Purchased Assets.

   7.4 EXECUTION AND DELIVERY; ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by the Seller have been duly and validly authorized by all requisite corporate action, and this Agreement is binding and enforceable against the Seller in accordance with its terms.

   7.5 STATUS OF THE ACQUIRED DEPOSITS. All of the Acquired Deposits were obtained and remain in material compliance with all applicable laws and regulations, and are properly documented in a manner materially consistent with such laws and regulations and with good banking practices.

   7.6   STATUS OF THE PURCHASED LOANS.

         (a) The Seller is the sole owner of each Purchased Loan except for those Purchased Loans in which participation interests have been sold. No Purchased Loan has been pledged or encumbered, except as collateral for Acquired Liabilities to be assumed by Purchaser. The principal balance of each Purchased Loan as shown on the Seller's books and records is true and correct as of the last date shown thereon.

         (b) To the best knowledge of the Seller: (i) each Purchased Loan is a valid loan and was made and remains in compliance in all material respects with all applicable laws and regulations, (ii) each Purchased Loan is properly documented in a manner consistent with applicable laws and regulations and with good working practice and all purported signatures on and executions of any document in connection with such loan are genuine and (iii) all loan documentation has been actually signed or executed by all necessary parties, and the Seller has custody of all documents or microfilm records thereof related to such loan.

         (c) All Purchased Loans (and any notes, other evidences of indebtedness or security agreements associated therewith) transferred at the Closing by the Seller to the Purchaser shall be transferred without recourse and without any warranties or representations as to the collectability of any such loans, the value of the collateral securing same or the creditworthiness of any of the obligors.

   7.7 STATUS OF THE PURCHASED SECURITIES. All of the Purchased Securities were acquired and remain in material compliance with all applicable laws and regulations, and are properly documented in a manner materially consistent with such laws and regulations and with good banking practices.

   7.8 NO VIOLATIONS. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement do not and shall not violate any provision of law to which the Seller is subject and do not and shall not conflict with or result in the violation or breach of any condition or provision of, or constitute a default under, any contract, right, lease (except as previously disclosed to the Purchaser and with respect to which the Seller shall obtain the necessary consents), pledge, lien, security interest, instrument, indenture, mortgage, charge, encumbrance, agreement, order, writ, injunction, decree or judgment to which the Seller is a party or which is binding on the Seller or to which any of the property or assets of the Seller is subject. No consent, license, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required on the part of the Seller (other than as provided for or contemplated hereby) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. The Seller is not in default under any lease, agreement, contract, commitment or other obligation which the Purchaser is assuming or which affects the property rights being transferred to the Purchaser.

   7.9 NO ADVERSE LITIGATION. Except as previously disclosed to the Purchaser, there is no investigation, action, arbitration, suit, proceeding or claim pending or threatened against the Seller with respect to, or adversely affecting, the Branches or the Purchased Assets or the Acquired Deposits or the consummation of the transactions contemplated by this Agreement before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor does there exist any basis or grounds for any such investigation, action, arbitration, suit, proceeding or claim.

   7.10 LIMITATIONS OF WARRANTIES. Except as may be expressly represented or warranted in this Agreement by the Seller, the Seller makes no representations or warranties whatsoever, express or implied, with regard to any Purchased Asset, any Acquired Deposits or any other liability or obligation being assumed by the Purchaser, and all Fixed Assets are sold and conveyed in "AS IS" condition, with no warranties by the Seller as to their future performance or condition.

                                      SECTION 8
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Except as disclosed in writing by the Purchaser to the Seller and acceptable to the Seller, the Purchaser represents and warrants to the Seller as follows:

   8.1 CORPORATE ORGANIZATION. The Purchaser is a commercial bank validly existing and in good standing under the laws of the State of Georgia.

   8.2 CORPORATE AUTHORITY TO CARRY ON BUSINESS. The Purchaser has the requisite corporate power and authority to carry on its business as the same is now being conducted.

   8.3 CORPORATE AUTHORITY TO ENTER THIS AGREEMENT. The Purchaser has full corporate power and authority to enter into and to perform this Agreement and the transactions contemplated by this Agreement.

   8.4 EXECUTION AND DELIVERY; ENFORCEABILITY. The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by all requisite corporate action, and this Agreement is binding and enforceable against the Purchaser in accordance with its terms.

   8.5 NO VIOLATIONS. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement do not and shall not violate any provision of law to which the Purchaser is subject and do not and shall not conflict with or result in the violation or breach of any condition or provision of, or constitute a default under, any contract, right, lease, pledge, lien, security interest, instrument, indenture, mortgage, charge, encumbrance, agreement, order, writ, injunction, decree or judgment to which the Purchaser is a party or which is binding on the Purchaser or to which any of the property or assets of the Purchaser is subject. No consent, license, approval or authorization of or designation, declaration or filing with any governmental authority or other person or entity is required on the part of the Purchaser (other than as provided by or contemplated hereby) in connection with execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

   8.6 NO ADVERSE LITIGATION. There is no investigation, action, arbitration, suit, proceeding or claim pending or threatened against or affecting the Purchaser that might materially and adversely affect or might impair the consummation of the transactions contemplated by this Agreement before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor does there exist any basis or grounds for any such investigation, action, arbitration, suit, proceeding or claim.

                                      SECTION 9
                        ADDITIONAL UNDERTAKINGS OF THE SELLER

   9.1 CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date, the Seller shall:

         (a) Use its best efforts to promote the successful operations of the Branches and avoid any act that would materially and adversely affect the value of the Purchased Assets;

         (b) Operate the business of the Branches only in an ordinary and usual businesslike manner consistent with safe and sound banking practices and the Seller's ordinary course of business;

         (c) Not discriminate against the Branches with respect to advertising, products offered, or staffing and operations support;

         (d) Seek the concurrence of the Purchaser prior to hiring or replacing any manager of the Branches; and

         (e) Not take any action which would cause any representation or warranty to be untrue as if made at the Closing Date.

   9.2 DOCUMENTATION AT THE CLOSING AND FURTHER ASSURANCES. At the Closing, the Seller shall transfer, assign and deliver to the Purchaser all existing records, books, papers, collateral and agreements of the Seller relating to the Purchased Assets and the Acquired Deposits including but not limited to signature cards, orders, contracts, deposit slips, cancelled checks, withdrawal orders and records of accounts. The Seller agrees that it shall, at the Closing and at any time and from time to time after the Closing, upon request of the Purchaser do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to the Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Assets and the Acquired Deposits and the performance of any or all obligations of the Seller hereunder.

                                      SECTION 10
                       ADDITIONAL UNDERTAKINGS OF THE PURCHASER

   10.1 THE PURCHASER'S CONTACT WITH CUSTOMERS. Prior to the Closing, the Purchaser at its expense may notify the customers of the Branches of the pending transfer of his, her or its deposit account or loan. The Purchaser agrees to use its best efforts to work with deposit customers of the Branches in securing new checks, deposit slips and other items with the routing and code numbers of the Purchaser prior to the Closing Date.

   10.2 REGULATORY FILINGS. The Purchaser shall file all necessary filings, applications and notices concerning the transactions contemplated by this Agreement with the appropriate regulatory authorities by February 15, 1997.

                                      SECTION 11
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

   The obligation of the Purchaser to close under this Agreement shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Purchaser).

   11.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Seller in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

   11.2 OBLIGATIONS PERFORMED. The Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

   11.3 CERTIFICATE OF COMPLIANCE. The Seller shall have executed and delivered to the Purchaser a certificate of compliance substantially in the form and substance of EXHIBIT C attached hereto and made a part hereof, dated as of the Closing Date.

   11.4 NO ADVERSE LITIGATION. No action, suit or proceeding shall have been instituted or threatened against the Seller or the Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this

Agreement or the consummation of the transactions contemplated hereby which in the opinion of the Purchaser makes it inadvisable to proceed to the Closing under this Agreement.

   11.5 REGULATORY APPROVALS. The Purchaser shall have obtained, from all necessary governmental and regulatory authorities, all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement and the related transfer of ownership and control of all licenses, permits or other governmental authorizations necessary to carry on all aspects of the business of the Branches.

                                      SECTION 12
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

   The obligation of the Seller to close under this Agreement shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Seller except Section 12.5):

   12.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

   12.2 OBLIGATIONS PERFORMED. The Purchaser shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

   12.3 CERTIFICATE OF COMPLIANCE. The Purchaser shall have executed and delivered to the Seller a certificate in substantially the form and substance of EXHIBIT D attached hereto and made a part hereof, dated as of the Closing Date.

   12.4 NO ADVERSE LITIGATION. No action, suit or proceeding shall have been instituted or threatened against the Seller or the Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby which in the opinion of the Seller makes it inadvisable to proceed to the Closing under this Agreement.

   12.5 REGULATORY APPROVALS. The Seller shall have obtained, from all necessary governmental and regulatory authorities, all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement and the related transfers of ownership and control of all licenses, permits or other governmental authorizations necessary to carry on all aspects of the business of the Branches.

                                      SECTION 13
                                     THE CLOSING

   13.1 TIME AND PLACE. The Closing of this Agreement shall take place as soon as practicable after the parties have received all required approvals from their respective regulatory authorities, but not later than as of March 31, 1997. The Closing shall be held at an hour and location to be agreed upon by the parties hereto prior to the date set for the Closing.

                                      SECTION 14
                                     TERMINATION

   14.1 METHODS OF TERMINATION. This Agreement may be terminated in any of the following ways:

         (a) At or prior to the Closing, by the mutual consent in writing of the Purchaser and the Seller;

         (b) At the Closing, by the Purchaser in writing, if the conditions set forth in Section 11 of this Agreement shall not have been met by the Seller or waived in writing by the Purchaser;

         (c) At the Closing, by the Seller in writing, if the conditions set forth in Section 12 of this Agreement shall not have been met by the Purchaser or waived in writing by the Seller; or

         (d) By the Seller or the Purchaser in writing at any time after any of the regulatory authorities has denied or has indicated its intent to deny any application of the Purchaser for approval of the transaction(s) contemplated herein.

   14.2  PROCEDURE UPON TERMINATION.  In the event of termination pursuant to
Section 14.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate.

   14.3 AUTOMATIC TERMINATION. Unless mutually extended by the Board of Directors (or any duly authorized Committee of the Board) of the Purchaser and the Seller, and any provision of this Agreement to the contrary notwithstanding, this Agreement shall terminate, and the purchase, sale, and assumption contemplated hereby shall be abandoned, automatically and without action on the part of either party, and without liability of either party to the other party, unless the purchase, sale and assumption contemplated hereby is consummated as of or before March 31, 1997.

                                      SECTION 15
                                    MISCELLANEOUS

   15.1 ENTIRE AGREEMENT. This Agreement, including any exhibits and schedules hereto, represents the entire agreement of the parties relating to the subject matter hereof. All prior negotiations between the parties are merged into this Agreement and there are no understandings or agreements other than those incorporated herein.

   15.2 MODIFICATIONS AND WAIVERS. This Agreement may not be modified except by an instrument in writing duly executed by the parties. Any waiver must be in writing.

   15.3 NO BROKER OR FINDER. The Purchaser and the Seller each represents and warrants to the other that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby.

   15.4 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement shall not survive the Closing Date.

   15.5 BINDING EFFECT. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

   15.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   15.7 EXPENSES. Each party shall bear its own out-of-pocket expenses incurred in connection with this Agreement and all transactions contemplated hereunder.

   15.8 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified, return receipt requested, with postage prepaid, to the other party at its respective address reflected on EXHIBIT E attached hereto, and shall be effective when delivered or when the first attempt is made to deliver the same by mail, whichever is earlier.

   15.9 TIME OF THE ESSENCE. The parties hereto acknowledge that time is of the essence with respect to the performance of this Agreement.

   15.10 GOVERNING LAW. Except to the extent governed by federal law, this Agreement shall be construed in accordance with the laws of the State of Georgia applicable to agreements made and to be performed in Georgia.

   15.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate.

   15.12 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

   15.13 PUBLIC ANNOUNCEMENTS. The parties hereto agree that all public announcements relating to this Agreement or to the transactions contemplated hereby, including announcements to employees, shall be made only as may be agreed upon in advance by the parties hereto.

   15.14 ASSIGNABILITY. The rights of the Purchaser in and to this Agreement and the transactions contemplated hereunder shall be assignable by the Purchaser only with the Seller's prior consent.





                  [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the day and year first above written.



                                       SELLER:

ATTEST:                                PREMIER BANK, F.S.B.

___________________________________
Secretary                              By:_____________________________________
                                       Name:___________________________________
         [SEAL]                        Title:__________________________________






                                       PURCHASER:

ATTEST:                                FIRST ALLIANCE BANK

___________________________________
Secretary                              By:___________________________________
                                       Name:_________________________________
         [SEAL]
                                       Title:________________________________

                                      SCHEDULE A

The loans which will be acquired by Net.B@nk, Inc., pursuant to that certain Amended and Restated Stock Purchase Agreement of even date herewith, between Net.B@nk, Inc. and First Alliance/Premier Bancshares, Inc., shall consist of the following:

   1. Five Million Dollars ($5,000,000.00) in mortgage loans held for sale to be more particularly identified at Closing.

                                      SCHEDULE B

The remaining assets to be acquired by Net.B@nk, Inc., pursuant that certain Amended and Restated Stock Purchase Agreement of even date herewith, between Net.B@nk, Inc. and First Alliance/Premier Bancshares, Inc. shall consist of the following:

   1.    The Federal Stock Charter of Premier Bank, FSB (Charter Number 6205);

   2. One Hundred Thousand Dollars ($100,000.00) in capital which will be paid to First Alliance/Premier Bancshares, Inc. at book value in connection with the consummation of the Amended and Restated Stock Purchase Agreement; and

   3. Other miscellaneous assets, to be more particularly identified at Closing.

                                      SCHEDULE C

The Deposits and Other Liabilities to be acquired by Net.B@nk, Inc., pursuant that certain Amended and Restated Stock Purchase Agreement of even date herewith, between Net.B@nk, Inc. and First Alliance/Premier Bancshares, Inc. shall consist of Five Million Dollars ($5,000,000.00) in certificates of deposit to be more particularly identified at Closing.

                                      EXHIBIT A

                              ASSUMPTION OF LIABILITIES

   FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, First Alliance Bank (the "Purchaser"), pursuant to SECTION 3.3 of the Purchase and Assumption Agreement , between the Purchaser and Premier Bank, FSB (the "Seller"), dated December 19, 1996 (the "Agreement"), has executed and delivered this Assumption of Liabilities. Unless otherwise defined herein, all capitalized terms used in this Assumption of Liabilities shall have the meanings attributed to them in the Agreement.

   From and after the close of business on the Closing Date, the Purchaser hereby assumes and agrees to pay and discharge the following liabilities of the Seller originated at or otherwise attributable to the Branches.

   (a) The Acquired Deposits being transferred by the Seller, with accrued interest, as of the date shown below; and

   (b) All Acquired Liabilities, including, without limiting the generality of the foregoing, all leases of personal property, assigned, sold, transferred and delivered to Purchaser.

   This Assumption of Liabilities shall not create in any third parties (including, but not limited to, holders of the Acquired Deposits or the Acquired Liabilities) (a) any rights or remedies against the Purchaser which such parties did not have against the Seller prior to the execution and delivery of this Assumption of Liabilities with respect to the Acquired Deposits or the Acquired Liabilities other than for payment of principal and accrued interest as of the date hereof, and interest hereafter accrued in accordance with the terms of the Acquired Deposits.

   IN WITNESS WHEREOF, the Purchaser acting through its duly authorized officers has executed this Assumption of Liabilities in accordance with . of the Agreement, this _____ day of __________, 1997.


ATTEST:                                FIRST ALLIANCE BANK


___________________________________    By:________________________________
Secretary                              Name:______________________________
                                       Title:_____________________________
              [SEAL]

Accepted this _____ day of __________, 1997.


PREMIER BANK, F.S.B.

By:________________________________________
Name:______________________________________
Title:_____________________________________

                                     EXHIBIT B-1

                           PRELIMINARY SETTLEMENT STATEMENT

   Pursuant to SECTION 5.3 of that certain Purchase and Assumption Agreement, between First Alliance Bank (the "Purchaser") and Premier Bank, FSB (the "Seller"), dated December 19, 1996 (the "Agreement"), the Seller hereby delivers this Preliminary Settlement Statement to the Purchaser. Unless otherwise defined herein, all capitalized terms used in this Preliminary Settlement Statement shall have the meanings attributed to them in the Agreement.

       The Seller and the Purchaser agree that the following is the computation of the cash due to the Purchaser (or if negative, to the Seller) in settlement at the Closing:

       Total Acquired Deposits assumed by
       the Purchaser at the Closing (including
       accrued interest)                         $_________

MINUS: Aggregate amount of overdrafts for any
       overdrawn accounts assumed by the
       Purchaser at the Closing                  $__________

Net Acquired Deposits assumed by the
Purchaser at the Closing                                        $__________

Plus:  All Acquired Liabilities                                 $__________

MINUS: The Purchase Price:

       An amount equal to the outstanding
       principal balance of the Purchased
       Loans plus the accrued and unpaid
       interest on the Purchased Loans
       (net of reserve allocable to the
       Purchased Loans)                          $_________

       An amount equal to the fair market
       value of the Purchased Securities         $_________

       An amount equal to the book value of
       the Fixed Assets                          $_________

       Any cash on hand at the Branches          $_________

       The Purchase Price                                       $_________

EQUALS: Net cash due to Purchaser (or if
       negative, to Seller)                                     $_________

    The Seller and the Purchaser agree that the above computation is based on the general ledger balances, other financial information available and estimates made therefrom at the Closing and all figures and computations herein shall be subject to adjustment to the extent the parties deem appropriate. The Purchaser and the Seller agree that there shall be a Final Settlement Statement, containing all necessary or required adjustments to this Preliminary Settlement Statement, made and delivered by the Seller (and to be reviewed and agreed to by the Purchaser) within thirty (30) calendar days following the Closing Date. The form and substance of the Final Statement can be found at EXHIBIT B-2 of the Agreement.

    The Seller and the Purchaser agree that the computation as set forth above has been done in accordance with the Agreement and that the Final Settlement Statement shall be calculated and delivered in accordance with the Agreement.

    IN WITNESS WHEREOF, the Purchaser and the Seller acting through their duly authorized officers have executed this Preliminary Settlement Statement in accordance with SECTION 5.3 of the Agreement, this _____ day of __________, 1997.

                                            PREMIER BANK, F.S.B.



ATTEST:                                     By:_______________________________
                                            Name:_____________________________
                                            Title:____________________________
___________________________________
Secretary

         [SEAL]


                                            FIRST ALLIANCE BANK



ATTEST:                                     By:_______________________________
                                            Name:_____________________________
                                            Title:____________________________
___________________________________
Secretary

         [SEAL]

                                     EXHIBIT B-2

                              FINAL SETTLEMENT STATEMENT

    Pursuant to SECTION 5.4 of that certain Purchase and Assumption Agreement, between First Alliance Bank (the "Purchaser") and Premier Bank, FSB (the "Seller"), dated December 19, 1996 (the "Agreement"), the Seller hereby delivers this Final Settlement Statement to the Purchaser. Unless otherwise defined herein, all capitalized terms used in this Final Settlement Statement shall have the meanings attributed to them in the Agreement.

    The Seller and the Purchaser agree that the following is the final computation of the cash due to (or from) the Purchaser in settlement of the Purchase of the Branches:

Cash due to the Purchaser from the Seller

      Total Acquired Deposits and Acquired
      Liabilities assumed by the Purchaser
      after the Closing Date (including
      accrued interest)                     $________

PLUS: Deposits accepted by the Seller after the Closing Date for deposit in accounts assumed by the Purchaser at the Closing and not previously delivered to the Purchaser by the Seller
                                            $________

PLUS: Pro-rata Expenses*

      Expenses accrued by the Seller but
      unpaid prior to the Closing Date      $________

MINUS: Expenses incurred after the Closing
       Date but prepaid by the Seller       $________

       Net Pro-Rata Expenses                                $____________

PLUS:  Other Adjustments (if any)                           $____________

PLUS: Aggregate amount of any checks,
      drafts or withdrawal orders which
      had been credited to an account
      assumed by the Purchaser as of the
      Closing Date but were returned to
      the Seller after the Closing Date
      and have not been previously paid
      by the Purchaser to the Seller                            $____________

PLUS: Other Adjustments (if any)                                $____________

EQUALS: Cash due to/from Purchaser                              $____________

*Including property taxes, rents, utility payments and similar expenses relating to the physical plant of the Branches and other expenses relating to the Acquired Deposits.

      IN WITNESS WHEREOF, the Purchaser and the Seller acting through their duly authorized officers have executed this Final Settlement Statement in accordance with SECTION 5.4 of the Agreement, this _____ day of __________, 1997.

                                            PREMIER BANK, F.S.B.


ATTEST:                                     By:______________________________
                                            Name:____________________________
                                            Title:___________________________
___________________________________
Secretary

              [SEAL]

                                            FIRST ALLIANCE BANK


ATTEST:                                     By:_______________________________
                                            Name:_____________________________
                                            Title:____________________________
___________________________________
Secretary

              [SEAL]

                                      EXHIBIT C

                           SELLER'S COMPLIANCE CERTIFICATE

    Premier Bank, FSB (the "Seller") hereby certifies that:

    (1) The representations and warranties made by the Seller in SECTION 7 of the Purchase and Assumption Agreement, between the Seller and First Alliance Bank, dated December 19, 1996 (the "Agreement"), are true and correct as of the date hereof.

    (2)  The Seller has complied with or satisfied the conditions required by
    SECTION 11 of the Agreement to be complied with or satisfied by it prior to or as of the date hereof.

    IN WITNESS WHEREOF, the Seller has caused this Certificate to be executed by its duly authorized officers and its seal to be affixed hereto as of the _____ day of __________, 1997.

                                            PREMIER BANK, F.S.B.


                                            By:_______________________________
                                            Name:_____________________________
                                            Title:____________________________
 ATTEST:


___________________________________
Secretary

              [SEAL]

                                      EXHIBIT D

                          PURCHASER'S COMPLIANCE CERTIFICATE

    First Alliance Bank (the "Purchaser") hereby certifies that:

    (1) The representations and warranties made by the Purchaser in SECTION 8 of the Purchase and Assumption Agreement, between Premier Bank, F.S.B. and Purchaser, dated December 19, 1996 (the "Agreement"), are true and correct as of the date hereof.

    (2) The Purchaser has complied with or satisfied the conditions required by SECTION 12 of the Agreement to be complied with or satisfied by it prior to or as of the date hereof.

    IN WITNESS WHEREOF, the Seller has caused this Certificate to be executed by its duly authorized officers and its seal to be affixed hereto as of the _____ day of __________, 1997.

                                            FIRST ALLIANCE BANK


                                            By:_______________________________
                                            Name:_____________________________
                                            Title:____________________________

ATTEST:


___________________________________
Secretary

              [SEAL]

                                      EXHIBIT E

                                       NOTICES

1.  ADDRESSES:

         FOR SELLER:

         Premier Bank, FSB
         2180 Atlanta Plaza
         950 East Paces Ferry Road
         Atlanta, Georgia  30326

         Attn: Darrell D. Pittard

         WITH COPY TO:

         Womble, Carlyle, Sandridge & Rice, PLLC
         Suite 700
         1275 Peachtree Street
         Atlanta, Georgia  30309
         Attn:  Steven S. Dunlevie, Esq.

         FOR PURCHASER:

         First Alliance Bank
         63 Barrett Parkway
         P. O. Box 670148
         Marietta, Georgia  30066-0120

         Attn:     Frank H. Roach
                   Executive Vice President

          [NOTE: THE INFORMATION ON THIS PAGE HAS BEEN SUPERSEDED BY
INFORMATION PROVIDED IN SCHEDULES TO EXHIBIT 1 OF THE AMENDED AND RESTATED STOCK
                               PURCHASE AGREEMENT]
                                                                       Pro Forma
                                                            Figures in Thousands
Purchase of Premier Bank, FSB, Marietta, Georgia ("Premier")

                                                      PREMIER

ASSETS

      Cash and due from Banks                             $1,400

                  Investments                                  0

                    Net Loans                                  0

                 Fixed Assets                                  0

                 Other Assets                                  0

                        TOTAL
                       ASSETS                             $1,400
                                                          ------

    LIABILITIES
    AND CAPITAL

                     Deposits                              1,000

            Other Liabilities                                100
                                                             ---

                        TOTAL
                  LIABILITIES                             $1,100
                                                          ------

                 Common Stock                                300

                      Surplus                                  0

            Retained Earnings                                  0

                        TOTAL
                      CAPITAL                               $300
                                                            ----

                        TOTAL
                  LIABILITIES
                          AND
                      CAPITAL                             $1,400
                                                          ------

Premier Bancshares, Inc. will sell Premier after a corporate reorganization where Premier will transfer essentially all assets and liabilities and effect a return of capital. For purposes of this transaction, it is assumed that OIG will acquire the capital account totaling $300,000. Total assets will include $1,300,000 in cash and cash equivalents, and total liabilities will include deposits of $1,000,000. Actual figures at closing may differ. AIB will purchase the capital for the book value of the capital accounts plus $200,000. The transaction assumes purchase accounting.

                                      EXHIBIT 2